SECURITIES AND EXCHANGE COMMISSION

               Washington, D.C. 20549

                      FORM 8-K

                  CURRENT REPORT


    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

    Date of Report (Date of earliest event reported): September
    16, 1997 (August 1, 1997)


    HUDSON'S GRILL OF AMERICA, INC.
    (Exact name of Registrant as specified in its Charter)

    California
    (State or other jurisdiction of incorporation)


    0-13642
    (Commission or File Number)


    95-3477313
    (IRS Employer Identification Number)


    16970 Dallas Parkway, Suite 402, Dallas, Texas 75248
    (Address of Principal Executive Offices)


    Registrant's telephone number, including area code:
    (972) 931-9237


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    Item 5.  Other Events.

    Hudson's Grill of America, Inc. (the "Company"), a California corporation based in Dallas, Texas, announced that the Company's franchisee in Guatemala City, Guatemala, opened the Company's first international Hudson's Grill on September 5, 1997, in Guatemala City. The restaurant is located in the Zona Viva Section of the city, where many tourists and local residents visit and shop. The restaurant contains many of the same menu items and decor of a traditional Hudson's Grill with some changes to reflect the local culture and tastes of Guatemala. Employees of the franchise were first trained in the United States at existing Hudson's Grills; several corporate employees and employees from some the Company's franchisees helped to open the restaurant and train local employees to operate the restaurant.

     The Company also announced that it has signed a lease with the Prudential Insurance Company to lease a freestanding, build-to-suit pad site at the Keystone Park shopping center located near Richardson, Texas, a suburb of Dallas. This will be the Company's first Company-owned restaurant developed since the early 1990's. If this site is successful, then the Company plans to develop more sites into Company-owned restaurants based on its new prototype, which uses free-standing buildings instead of sites in shopping strips. The Company expects that the new site will be open for business in January 1998.

     In August 1997 the franchisee of the Hudson's Grill located in Hurst, Texas, closed his restaurant. The franchisee had been in arrears with the Company, and the Company had notified the franchisee that the Company planned to terminate his franchise for non-payment of franchise fees. The Company has subsequently terminated the franchise.

    Item 7.  Exhibits.

         1. Press Release dated September 16, 1997, regarding the opening of the Company's first international location, the signing of a build-to-suit lease and the closing of its Hurst franchisee.

    SIGNATURES

         Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

    Date: September 16, 1997

                               HUDSON'S GRILL OF AMERICA, INC.
                               Registrant



                               s/s David L. Osborn
                               David L. Osborn

    f\sec\970915.O01

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